Exhibit 99.1
Century Aluminum Company Announces Acceptance of Notes for Exchange in Exchange
Offer and Consent Solicitation Related to its 7.5% Senior Notes due 2014
Monterey, CA, December 10, 2009 — Century Aluminum Company (the “Company”) (NASDAQ: CENX) today announced that, in connection with the exchange offer and consent solicitation related to its 7.5% Senior Notes due 2014, CUSIP No. 156431AH1 (the “2014 Notes”), the Company issued $245,475,800 aggregate principal amount of 8% Senior Secured Notes due 2014 (the “Exchange Notes”) in exchange for $243,052,000 aggregate principal amount of 2014 Notes and delivery of related consents; approximately $2.4 million of the Exchange Notes were issued and approximately $2.4 million in cash was paid for such consents. After giving effect to the exchange offer, $6,948,000 aggregate principal amount of 2014 Notes remain outstanding.
The Company received consents from holders of the required principal amount of the 2014 Notes to eliminate most restrictive covenants and modify certain events of default in the indenture governing the 2014 Notes.
This press release does not constitute an offer to exchange or a solicitation of consents relating to the 2014 Notes or any other securities of the Company. The exchange offer and consent solicitation were made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) of the Securities Act. The Company has not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the offer of Exchange Notes in the exchange offer and consent solicitation related to the 2014 Notes described above.
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Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century’s corporate offices are located in Monterey, California.
Cautionary Statement
This press release may contain “forward-looking statements” within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company’s actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company’s Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager — Corporate Finance, NBI hf.
Steingrimur Helgason, Director — Corporate Finance, NBI hf.
Contacts:
Media
Mike Dildine
831-642-9364
Investors
Shelly Lair
831-642-9357